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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT

                 THIS AGREEMENT (this "Agreement"), made and entered into as of March 22, 1995, between DOMINICK'S FINER FOODS, INC., a Delaware corporation having its executive offices and a principal place of business in the Chicago, Illinois (the "Employer"), and ROBERT E. McCOY (the "Employee").

                                    RECITALS

                 A. It is the desire of the Employer to assure itself of the management services of the Employee by directly engaging the Employee as the Senior Vice President, Operations of the Employer.

                 B. The Employee desires to commit himself to serve the Employer on the terms herein provided.

                 NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:


                                   ARTICLE I

                               POSITION AND TERM

                 1.1 POSITION. The Employer agrees to and does employ the Employee and the Employee shall enter the employ of the Employer to perform his duties as Senior Vice President, Operations and such other or additional incidental or customary duties as determined by the Board of Directors of the Employer (the "Board") or the Chief Executive Officer of the Employer (the "CEO").

                 1.2 PERIOD OF CONTRACT EMPLOYMENT. The term "Period of Contract Employment," as used herein, means the period beginning on the date (the "Commencement Date") of the consummation of the Stock Purchase Transactions (as defined in that certain Stock Purchase Agreement, dated as of January 17, 1995, by and among Dominick's Supermarkets, Inc. (formerly named DFF Holdings, Inc.), DFF Acquisition Sub, Inc., Dodi L.L.C., Dodi Family L.L.C., and Dodi Developments, L.L.C.), as amended, and ending on the earlier of the third anniversary thereof or at the time of the Termination of Contract Employment (as defined in Section 3.1 below).

                 1.3 EXTENSION OF PERIOD OF CONTRACT EMPLOYMENT. The Period of Contract Employment may be extended by a written agreement of the Employer and the Employee. Notwithstanding the foregoing, neither the Employer nor the Employee shall have any obligation to extend the Period of Contract Employment. If the Employee remains in the employ of the Employer following the Period of Contract Employment and any extension thereof in accordance with this Section 1.3, such employment shall be at will unless different terms of employment are established in writing.
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                 1.4      SUSPENSION OF SERVICES.

                 (a) Except in the case of a Termination of Contract Employment under Article III, in the event that the Employee is advised by the Employer in writing that his services will no longer be required during the remainder of the Period of Contract Employment, this shall be treated as a suspension of services and, except for the purposes set forth in Section 2.4 and 2.5, and except as prohibited by applicable laws and regulations, the Employee shall continue to be treated as an employee of the Employer for all purposes including eligibility for those fringe benefits provided for in
Section 2.3, and shall continue to be compensated by the Employer (subject to the possible offset set forth in subsection (b) below) during the remainder of the Period of Contract Employment at the rate of "Total Compensation" to which the Employee was entitled at time of suspension of services. The provisions of
Section 4.3 shall continue to apply in the event of a suspension of services. The portion of the Period of Contract Employment prior to the suspension of service is referred to herein as the "Period of Active Employment." For purposes of this Agreement, the term "Total Compensation" shall mean the Base Salary set forth in Section 2.1, any increases to such Base Salary granted by the Employer in accordance with Section 2.1 and any Bonus Compensation earned by the Employee pursuant to Section 2.2 during the portion of the year of suspension of services of the Employee which falls within the Period of Active Employment.

                 (b) In the event of suspension of services in accordance with subsection (a) above, the Employee shall be free to become engaged with another business in any capacity but in such event, fifty percent (50%) of the compensation of any kind (including deferred compensation and compensation assigned to an entity or individual other than the Employee) received from or earned with respect to such other business (except from businesses or investments owned by the Employee before the date of suspension of services for which there will be no deduction) and one hundred percent (100%) of the compensation of any kind (including deferred compensation and compensation assigned to an entity or individual other than the Employee) received from or earned with respect to a "Competing Business" (as defined in Section 4.4 below), in each case attributable to the Period of Contract Employment, shall be subtracted from any amounts otherwise due the Employee from the Employer. The Employee shall not take any actions to prevent compensation received from or earned with respect to such other business from being applied pursuant to this Section 1.4(b) to reduce amounts otherwise due the Employee from the Employer.


                                   ARTICLE II

                                  COMPENSATION

                 2.1 ANNUAL BASE SALARY. During the Period of Contract Employment, the Employer agrees to pay the Employee a base salary in the annual amount of Two Hundred and Fifty Thousand Dollars ($250,000) (the "Base Salary"); provided, however, that the agreement as to said amount shall not preclude or in any way affect the grant by the Employer or the receipt by the Employee of increases in the Base Salary, or of Bonus Compensation or other forms of additional compensation (including insurance and other employee plan benefits), such increases, contingent or otherwise, to be determined solely in the discretion of the Board or a committee of the Board to which such authority is delegated by the Board, and such Bonus Compensation and additional compensation, contingent or otherwise, to be determined in accordance with Sections





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2.2 and 2.3, respectively.  The Base Salary shall be payable as current salary, in monthly installments subject to all applicable withholding and deductions, and at the same monthly rate as adjusted for any fraction of a month unexpired at the Termination of Contract Employment.

                 2.2 BONUS COMPENSATION. The Employee shall be entitled to an annual incentive bonus to be paid at such times as the Board shall determine and to be based upon the Employee's performance during each fiscal year as measured by the following formula: In the event that the applicable performance criteria (as determined by the Board) of the Employer or its successor, shall equal the fiscal year bonus target established by the Board (the "Bonus Target"), the Employee shall be entitled to receive a bonus payment equal to 100% of his Base Salary. The fiscal 1995 Bonus Target is attached hereto as Exhibit B. The bonus payment shall be decreased ratably to 50% of Base Salary in the event that 85% of the Bonus Target is actually achieved. No bonus shall be payable if less than 85% of the Bonus Target is actually achieved. By way of example, if 90% of the Bonus Target is actually achieved, then the Employee's bonus for that fiscal year shall be 67% of his Base Salary. Bonuses to be paid hereunder shall be paid not later than ten (10) days after the receipt of the Employer's audited financial statements.

                 2.3 BENEFITS. During the Period of Contract Employment, the Employee shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement including, but not limited to, those benefit plans or arrangements set forth on Exhibit A hereto and any other medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements generally made available by the Employer to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; provided, however, that such plans and arrangements are made available at the discretion of the Employer and nothing in this Agreement establishes any right of the Employee to the availability or continuance of any such plan or arrangement, including pursuant to Section 1.4(a).

                 2.4 REIMBURSEMENT OF BUSINESS EXPENSES. The Employer shall reimburse the Employee for the ordinary and necessary expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses, according to the policies established from time to time by the Employer for its executive officers. The Employee shall provide the Employer with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Employer. The Employee will provide the Employer with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service of other requirements.

                 2.5 AUTOMOBILE ALLOWANCE. The Employer agrees that during the Period of Active Employment the Employer shall furnish one automobile to the Employee, of a make and year determined by the Employer, to be used by the Employee in connection with the performance of his duties hereunder for and on behalf of the Employer. All reasonable expenses incurred by the Employee in operating such automobile in the performance of his duties (including, but not limited to, fuel, parking fees, licenses, repairs and maintenance) shall be paid by the Employer or reimbursed by it to the Employee according to the policies established from time to time by the Employer for its executive officers. The Employee shall regularly submit to the Employer adequate records to substantiate such expenses and copies of any other documentation reasonably required. The Employer shall maintain automobile liability insurance in such amounts as shall be





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determined by the Board to be necessary to protect the Employee and the
Employer while the automobile is being operated for and on the Employer's behalf.


                                  ARTICLE III

                       TERMINATION OF CONTRACT EMPLOYMENT

                 3.1 AUTOMATIC TERMINATION. This Agreement and the Employee's employment hereunder shall automatically terminate upon the first to occur of the following circumstances (any such termination and any termination pursuant to Section 3.2 is referred to herein as a "Termination of Contract Employment"):

                          (a)     Expiration.  The failure of the parties prior
to the third anniversary of the Commencement Date to extend the Period of Contract Employment pursuant to Section 1.3 or the expiration of any extension of the Period of Contract Employment;

                          (b)     Death.  The Employee's death; or

                          (c)     Disability.  The failure of the Employee,
during the Period of Contract Employment, to render services to the Employer for a continuous period of six (6) months, because of the Employee's physical or mental disability during said period. If there should be any dispute between the parties as to the Employee's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for the purpose by the parties or their representatives, or failing agreement within ten (10) days of a written request therefor by either party to the other, then one designated by the then president of the Chicago Medical Society. The certificate of such physician as to the matter in dispute shall be final and binding on the parties; or

                 3.2 PERMISSIVE TERMINATION. This Agreement and the Employee's employment hereunder may be terminated by the Employer or the Employee, as applicable, under the following circumstances:

                          (a)     Resignation or Retirement.  The Employee may
voluntarily resign or retire upon thirty (30) days' prior written notice to the Employer; or

                          (b)     Without Cause.  The Employer may terminate
the Employee's employment at any time upon thirty (30) days' prior written notice to the Employee; or

                          (c)     Cause.  The Employer may terminate the
Employee's employment based upon (i) breach by the Employee of any material covenant under this Agreement and the failure of the Employee to cure such breach within thirty (30) days after written notice of such breach is given by the Employer to the Employee; (ii) commission by the Employee of theft or embezzlement of Employer property or other acts of dishonesty; (iii) commission by the Employee of a crime resulting in injury to the business, property or reputation of the Employer or commission of other significant activities harmful in any material way to the business or reputation of the Employer; (iv) commission of an act by the Employee in the performance of his duties hereunder amounting to gross, willful or wanton negligence; (v) willful refusal to perform or





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substantial neglect of the duties assigned to the Employee pursuant to Article
I hereof; or (vi) any significant violation of any statutory or common law duty of loyalty to the Employer.

                 3.3      BENEFITS PAYABLE.

                          (a)     The severance benefits payable to the
Employee by reason of termination of the Period of Contract Employment under the circumstances described in Sections 3.2(a) or (b) at any time during the first twelve (12) months following the Commencement Date shall be (1) payment of a cash lump sum (subject to applicable withholding) equal to the Cancellation Amount (as defined in the Cancellation and Settlement Agreement dated as of March 21, 1995 among the Employee, the Employer and Dominick's Supermarkets, Inc.); and (2) maintenance, at the expense of the Employer, for the benefit of the Employee until the third anniversary of the Commencement Date, of all group medical, dental, health, accident, disability, life insurance and other employee health and welfare benefit plans and programs and any other benefit plans and perquisites listed in Exhibit A attached hereto in which the Employee participated prior to the effective date of termination of the Period of Contract Employment, or maintenance of substantially identical substitute benefits, which will fully extinguish obligations of the Company under COBRA.

                          (b)     The severance benefits payable to the
Employee by reason of termination of the Period of Contract Employment under the circumstances described in Section 3.2(b) at any time after the first twelve (12) months following the Commencement Date shall be: (1) payment of a cash lump sum (subject to applicable withholding) equal to difference between
(i) the lesser of the Employee's then Base Salary or the aggregate Base Salary the Employee would have received had he remained employed from the date of termination until the third anniversary of the Commencement Date, discounted to the present value at the date of payment at a rate of 10% per annum, and (ii) the Cancellation Amount; (2) payment, on the date such sum would otherwise be payable if the Period of Contract Employment had not been terminated, of a cash lump sum equal to the bonus award that would have been payable under Section
2.2 hereof if the Period of Contract Employment had not been terminated before the end of the fiscal year in which termination of the Period of Contract Employment became effective, and determined as if the Employer achieved one hundred percent (100%) of the Bonus Target for such fiscal year; and (3) maintenance, at the expense of the Employer, for the benefit of the Employee until the third anniversary of the Commencement Date, of all group medical, dental, health, accident, disability, life insurance and other employee health and welfare benefit plans and programs and any other benefit plans and perquisites listed in Exhibit A attached hereto in which the Employee participated prior to the effective date of termination of the Period of Contract Employment, or maintenance of substantially identical substitute benefits, which will fully extinguish obligations of the Company under COBRA.

                          (c)     No severance benefits of any kind shall be
payable to the Employee by reason of termination of the Period of Contract Employment under the circumstances described in Sections 3.1 or 3.2(c).

                          (d)     Except as set forth in Section 3.3(b), upon
termination of the Period of Contract Employment, the Employee shall cease to be entitled to receive employee benefits pursuant to Sections 2.3 and 2.5, other than obligations of the Employer under COBRA.





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                          (e)     The Employee shall not be required to
mitigate the amount of any payment or benefit provided in this Section 3.3 by seeking other employment or otherwise, except that the Employer may suspend the payment of benefits described in Section 2.3 hereof at such time as the Employee becomes eligible to receive corresponding benefits from a new employer.

                 3.4 SURRENDER OF PROPERTIES. Upon termination of the Employee's employment with the Employer, regardless of the reason therefor, the Employee shall promptly surrender to the Employer all property provided to him by the Employer for use in relation to his employment, and, in addition, the Employee shall surrender to the Employer any and all sales material, price lists, financial information, files, records, or other materials and information in his possession or under his control of or pertaining to the Employer or its business or financial affairs, including, but not limited to, costs, pricing information, markets or prospective markets, market research, marketing strategies, computer programs, assets, suppliers, services, and personnel and compensation matters.


                                   ARTICLE IV

                                   COVENANTS

                 4.1 FULL-TIME EMPLOYEE. The Employee hereby covenants and agrees that during the Period of Contract Employment he will faithfully and in conformity with the directions of the Board, or of an officer of the Employer duly authorized by the Board, perform the duties of his employment hereunder, and that he shall be a full-time employee of the Employer and that he shall devote to the performance of said duties all such time and attention as they shall reasonably require, taking, however, from time to time (as the Employer agrees that he may) reasonable vacations.

                 4.2 NO DETRACTION FROM PERFORMANCE. The Employee hereby consents and agrees that during the Period of Contract Employment he will not, without the express consent of the Board or a committee of the Board to which such authority is delegated by the Board or the Chief Executive Officer of the Employer, become actively associated with or engaged in any business other than that of the Employer, or a division or subsidiary of the Employer, that would detract from the performance of his duties to the Employer, and he will do nothing inconsistent with such duties. Nothing herein shall preclude the Employee from engaging in charitable, religious or civic activities or the management of his personal investments, to the extent that such activities do not detract from the performance of his duties to the Employer.

                 4.3 CONFIDENTIAL INFORMATION. It is recognized by the Employee and the Employer that the Employee's duties during the Period of Contract Employment will entail the receipt of confidential information concerning not only the Employer's current operations and procedures but also its short-range and long-range plans. The Employee hereby covenants and agrees that during the Period of Contract Employment and at any time thereafter (or, in the case of Confidential Information (as defined below) solely relating to competitive information about the Employer, for a period of two years), he will not disclose to anyone outside of the Employer, or use in any activity or business (other than the Employer's business), Confidential Information (as defined below) relating to the Employer's business, in any way obtained by him while employed by the Employer, unless authorized by the Employer in writing. It is understood that violation of





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this provision would cause irreparable harm to the Employer and that the
Employer may seek to enjoin any such violation or to take any other applicable action.

                 For purposes of this Agreement, the term "Confidential Information" shall include all information of any nature and in any form which is owned by the Employer and which is not publicly available or generally known to persons engaged in businesses similar to that of the Employer, including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to the business of the Employer; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Employer; industry contracts; and all other secrets and information of a confidential and proprietary nature.

                 4.4 COMPETING BUSINESS. The Employee hereby covenants and agrees that, during the Period of Contract Employment, the Employee will not have any investment in a Competing Business (as defined below) other than an equity interest of less than five percent (5%) of any company whose securities are listed on The New York Stock Exchange, The American Stock Exchange or NASDAQ and will not render personal services to any Competing Business in any manner or engage in or in any manner be connected or concerned with, directly or indirectly, any Competing Business, including, without limitation, as owner, partner, director, trustee, officer, employee, creditor, consultant or advisor thereof.

                 For purposes of this Agreement, "Competing Business" shall mean any business which (i) is engaged in, owns or operates any retail grocery, drug or combination store (either as a stand-alone grocery, drug or combination store or as part of a merchandising operation also involving non-grocery and non-drug items) in any area where the Employer or any of its subsidiaries presently does business or, at any time during the Period of Contract Employment, did business; or (ii) is a supplier, directly or indirectly, to any such retail grocery, drug or combination store.

                 If the Employee shall breach the agreement contained in this
Section 4.4, such breach may render the Employee liable to the Employer for damages therefor and entitle the Employer to enjoin the Employee from making such investment or from rendering such personal services. In addition, the Employer shall have the right in such event to enjoin the Employee from disclosing any Confidential Information concerning the Employer to any competing business, to enjoin any competing business from receiving from the Employee or using any such Confidential Information and/or to enjoin any competing business from retaining or seeking to retain any other employees of the Employer.

                 4.5 COMPETITION FOLLOWING TERMINATION. Within the two-year period following termination of the Employee's employment with the Employer, regardless of the reason therefor, the Employee shall not, without the prior written consent of the Employer, which consent may be withheld at the sole discretion of the Employer, engage in or in any manner be connected or concerned with, directly or indirectly, any Competing Business operating at a location within twenty (20) miles of any retail operation of the Employer in existence at the time of such termination.





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                 4.6      NO SOLICITATION.  The Employee hereby covenants and
agrees that during the Period of Contract Employment or at any time during the two-year period thereafter, he will not, for himself or any third party, directly or indirectly, (i) divert or attempt to divert from the Employer any business of any kind in which the Employer is engaged with entities which maintained a business relationship with the Employer (or any entities which were contacted or solicited about entering into a business relationship with the Employer) during any period the Employee was employed by the Employer, including, without limitation, the solicitation of the Employer's customers or interference with any of its suppliers or customers; or (ii) employ or solicit for employment any person employed by the Employer during the period of the Employee's employment.

                 4.7 CONSIDERATION BARGAINED. The Employee acknowledges that all sums the Employer has undertaken to pay the Employee under this Agreement following termination of employment are undertaken by the Employer in consideration for the covenants of the Employee set forth in this Article IV, whether or not those sums the Employer has undertaken to pay become due and payable. In the event of any breach by the Employee of the covenants set forth in this Article IV: (a) the Employer shall be excused from paying any sums or providing any benefits to the Employee that the Employer would otherwise be required to pay or provide to the Employee under this Agreement after termination of employment; and (b) the Employee shall refund to the Employer on demand all sums paid to the Employee under this Agreement subsequent to the effective date of termination of employment.

                 4.8 ACKNOWLEDGMENT. The Employee acknowledges that the restrictions set forth in Article IV are reasonable in scope and essential to the preservation of the Employer's business and proprietary properties and the enforcement thereof will not in any manner preclude the Employee, in the event of the Employee's termination of employment with the Employer, from becoming gainfully employed in such manner and to the extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect.

                 4.9 SEVERABILITY. The covenants of the Employee contained in Article IV shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any portion of any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law of any state where applicable, such portion of said sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, but the remainder of such sentence, paragraph, clause, or combination of the same and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding to the full extent lawful under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute the broadest judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

                 4.10 REMEDIES. The Employee and the Employer agree that the Employer will be irreparably harmed by any violation or threatened violation of any of the foregoing provisions





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of this Article IV if such provisions are not specifically enforced and therefore that the Employer shall be entitled to an injunction restraining any violation of such provisions by the Employee, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy to which the Employer may be entitled under this Agreement or at law.


                                   ARTICLE V

                                 MISCELLANEOUS

                 5.1 SUCCESSORS. This Agreement shall inure to the benefit of the Employer and its successors and assigns, as applicable. If the Employer shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall bind and run to the benefit of the successor of the Employer resulting from such merger, consolidation, or transfer. The Employee shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Employer, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

                 5.2 GOVERNING LAW. THIS AGREEMENT IS BEING MADE AND EXECUTED IN AND IS INTENDED TO BE PERFORMED IN THE STATE OF ILLINOIS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

                 5.3 ENTIRE AGREEMENT. This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the Commencement Date, supersedes, cancels and annuls all previous employment agreements between the Employer (and/or its predecessors) and the Employee, as the same may have been amended or modified, and any right of the Employee thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Employee and the Employer or any predecessor to the Employer. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Employer and may not be contradicted by evidence of any prior or contemporaneous agreement.

                 5.4 GENDER. Words in the masculine herein may be interpreted as feminine or neuter, and words in the singular as plural, and vice versa, where the sense requires.

                 5.5 DISPUTES. If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

                 5.6 SEVERABILITY; ENFORCEABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have





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expired, as to that jurisdiction and subject to this Section 5.6, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

                 5.7 VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 5.8 NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

                          (a)     If to the Employer, addressed to its
principal offices to the attention of the CEO and the General Counsel.

                          (b)     If to the Employee, to him at the address set
forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other parties.

                 5.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                 5.10 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Employee and the Employer. By an instrument in writing similarly executed, the Employee or the Employer may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

                 5.11 SURVIVAL OF COVENANTS. The covenants of the Employee set forth in Article IV of this Agreement shall service the termination of the Period of Contract Employment or termination of this Agreement, regardless of the reason therefor.

                 5.12 NO INCONSISTENT ACTIONS. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with, or to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                  DOMINICK'S FINER FOODS, INC.


                                  By:    /s/ Robert A. Mariano
                                     ----------------------------------------
                                  Name:  ROBERT A. MARIANO
                                  Title: President

                                        /s/ Robert E. McCoy
                                  -------------------------------------------
                                  ROBERT E. McCOY

                                  Address:  1815 Grant Street
                                            Downers Grove, Ill 60515

                                   EXHIBIT A

                                 BENEFIT PLANS


Dominick's Supermarkets, Inc. 1995 Stock Option Plan (See Annex I)

Senior Management Short Term Disability Plan  (See Annex II)

Senior Management Long Term Disability Plan  (See Annex III)

Senior Management Death Benefit and Capital Accumulation Plan  (See Annex IV)

Senior Management Financial Planning Program  (See Annex V)

                                   EXHIBIT B

                            FISCAL 1995 BONUS TARGET


                                                      (dollars in thousands)
Pre-Acquisition EBITDA (Periods 1-6)  (1)                           $ 51,740
Post-Acquisition EBITDA (Periods 7-13)                              $ 61,484
                                                                    --------

TOTAL EBITDA                                                        $113,224
                                                                    ========



(1) "EBITDA" is defined as the net income (or loss) of the Company and its subsidiaries on a consolidated basis, determined in accordance with GAAP, excluding (to the extent included therein) without duplication, (i) all net extraordinary gains (or losses), (ii) total interest expense of the Company and its subsidiaries on a consolidated basis with respect to outstanding indebtedness of the Company and its subsidiaries, including without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest rate swap, cap, collar or similar agreements, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) LIFO provision, and (vii) other non-cash items reducing net income, and all other non-cash items increasing net income, all of the foregoing as determined on a consolidated basis for the Company and its subsidiaries in accordance with GAAP. Pre-Acquisition EBITDA also includes add-backs for transaction expenses, SAR expense and write-off of equipment which are not customary add-backs to EBITDA. Those items are unusual and are not expected to recur in the future (including the post-Acquisition period). Pre-Acquisition EBITDA, without these add-backs, is $48,929.



                                      B-1